Exhibit 10.4

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made as of December 28, 2005 by and between Corgenix Medical Corporation, a Nevada corporation (the “Company”); Barron Partners L.P. (“Barron”); and Epstein, Becker & Green, P.C. (the “Escrow Agent”).

WHEREAS, Barron is purchasing from the Company Two Million shares of Series A Preferred Stock of the Company (“Preferred Stock”), with an aggregate purchase price of $2,000,000 (the “Funds”), pursuant to the terms of that certain Preferred Stock Purchase Agreement of even date herewith; and

WHEREAS, in connection with the closing of the Preferred Stock Purchase Agreement, the Company will also issue to Barron three common stock purchase warrants to purchase up to an additional 15,000,000 shares of the Company’s common stock at exercise prices stated in the warrants (“Warrants”); and

WHEREAS, the Company does not currently have enough shares of common stock authorized to satisfy the exercise of the warrants or conversion of the preferred stock issued pursuant to the Preferred Stock Purchase Agreement; and

WHEREAS, the Company has committed to call a special meeting of the shareholders of the Company to vote upon an amendment to the Articles of Incorporation to increase the number of authorized shares of common Stock from the current 40,000,000 to 100,000,000 (the “Share Increase Amendment”); and

WHEREAS, the Company and Barron desire to enter into this Agreement to provide that (i) the Company shall deliver the Preferred Stock Certificates and Barron shall wire the Funds to the Escrow Agent on the date of this Agreement, and (ii) the Escrow Agent shall thereafter hold the Funds and the Preferred Stock Certificates pending the adoption of, or failure to adopt, the Share Increase Amendment by the Company’s shareholders.

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

TERMS OF THE ESCROW

1.1           The parties hereby agree to have the law firm of Epstein Becker & Green, P.C. act as Escrow Agent whereby the Escrow Agent shall receive the Funds and the Preferred Stock Certificates in escrow and distribute the same as set forth in this Agreement.  Any capitalized terms not defined herein shall have the meaning ascribed to them in the Preferred Stock Purchase Agreement, dated an even date herewith between the Company and Barron

(the “Preferred Stock Purchase Agreement”), and the documents related thereto, with this Agreement being an exhibit to such Preferred Stock Purchase Agreement.  The various documents and instruments to be delivered to the Escrow Agent and thereby to the parties in order to close the transaction are set forth in Section 3.2 and 3.3 of the Purchase Agreement.  The Escrow Agent hereby acknowledges that it is familiar with the terms and provisions of the Purchase Agreement.

1.2           Upon the execution of this Agreement, the Company and Barron shall submit a wire transfer of immediately available funds in the amount of the Funds to the Escrow Agent.  The Escrow Agent shall thereafter hold the Funds and the Preferred Stock Certificates until the first to occur of (a) such time that the Escrow Agent has received evidence from either Barron or the Company indicating that the Share Increase Amendment has or has not been approved or adopted by the Company’s shareholders and indicating whether to release the Funds from Escrow to the Company or return them to Barron, or (b) July 1, 2006 (the “Outside Date”).  Upon receipt of such evidence from either Barron or the Company that the Share Increase Amendment has been adopted and approved by shareholders, then the Escrow Agent shall send the Preferred Stock Certificates to the Investor and the Funds and the interest accrued on the Funds while held in escrow to the Company.  If by the Outside Date, neither the Company nor Barron has provided evidence that the Share Increase Amendment has been adopted or approved by the Company’s shareholders, then the Escrow Agent shall return the Funds to Barron, the Preferred Stock Certificates shall be canceled, and the Company, within five (5) business days after the Outside Date, shall pay Barron an amount equal to one percent (1%) of the Funds, or $20,000, for each thirty (30) day period during which the Funds were held in Escrow.

1.3           Upon the completion by the Escrow Agent of its obligations under Section 1.2, this Agreement shall terminate and the Escrow Agent shall have no further liability hereunder.

1.4           This Agreement may be altered or amended only with the written consent of all of the parties hereto.  In the event the Company or Barron attempts to change this Agreement in a manner, which, in the Escrow Agent’s discretion, shall be undesirable, the Escrow Agent may resign as Escrow Agent by notifying the Company and Barron in writing.  In the case of the Escrow Agent’s resignation, the only duty of the Escrow Agent, until receipt of a joint written notice from the Company and Barron (the “Transfer Instructions”) that a successor escrow agent has been appointed, shall be to hold and preserve the Funds and the Preferred Stock Certificates that are in its possession.  Upon receipt by the Escrow Agent of said notice from the Company and Barron of the appointment of a successor escrow agent, the name of a successor escrow account and a direction to transfer the Funds to such successor escrow account to be thereafter held by such successor escrow agent, the Escrow Agent shall promptly thereafter transfer the Funds and deliver the Preferred Stock Certificates to said successor escrow agent.  Immediately after said transfer of the Funds and delivery of the Preferred Stock Certificates to said successor escrow agent, the Escrow Agent shall furnish the Company and Barron with proof of such transfer.  The Escrow Agent is authorized to disregard any notices, requests, instructions or demands received by it from the Company and Barron after notice of resignation has been given, except only for the Transfer Instructions.

1.5           The Company shall pay the Escrow Agent a fee of $2,500 in consideration of the Escrow Agent’s services hereunder.  In addition, the Escrow Agent shall be reimbursed one-half by the Company and one-half by Barron for any reasonable expenses incurred in the event there is a conflict between the parties and the Escrow Agent shall deem it necessary to retain counsel, upon whose advice the Escrow Agent may rely.  The Escrow Agent shall not be liable for any action taken or omitted by the Escrow Agent in good faith and in no event shall the Escrow Agent be liable or responsible except for the Escrow Agent’s own gross negligence or willful misconduct.  The Escrow Agent has made no representations or warranties to the Company or Barron in connection with this transaction. The Escrow Agent has no liability hereunder to either party other than to hold the Funds and Preferred Stock Certificates received from Barron and the Company and to deliver the Funds and Preferred Stock Certificates pursuant to the terms hereof.  The Company and Barron each agrees, severally and not jointly, to indemnify and hold harmless the Escrow Agent from and with respect to any suits, claims, actions or liabilities arising in any way out of this transaction, including the obligation to defend any legal action brought which in any way arises out of or is related to this Agreement.

1.6           The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent’s attorneys-at-law shall be conclusive evidence of such good faith.

1.7           The Escrow Agent is hereby expressly authorized to disregard any and all warnings or orders given by any of the parties hereto or by any other person or corporation, excepting only the Transfer Instructions, any joint written notice or instruction from Barron and the Company, and/or orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Agent obeys or complies with any such order, judgment or decree, including but not limited to the Transfer Instructions, then the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree or orders being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

1.8           The Escrow Agent shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement, Transfer Instructions, or any other documents or papers deposited or called for hereunder.

1.9           If the Escrow Agent reasonably requires other or further documents in connection with this Agreement, the necessary parties hereto shall join in furnishing such documents.

1.10         It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Funds and/or the Transaction Documents held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent’s sole discretion (a) to retain the Funds and the Preferred Stock Certificates in the Escrow Agent’s possession, without liability to anyone, until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (b) to deliver the Funds and the Preferred Stock Certificates held by the Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the State of Colorado or New York in accordance with the applicable procedure therefor.

ARTICLE 2

MISCELLANEOUS

2.1           No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained.  No extension of time for performance of any obligation or act shall be deemed any extension of the time for performance of any other obligation or act.

2.2           This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

2.3           This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto.  This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

2.4           Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.  Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

2.5           (a)           This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable principles of conflicts of law.

(b)           ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS AGREEMENT SHALL BE BROUGHT AGAINST ANY OF THE PARTIES HERETO IN THE APPROPRIATE FEDERAL OR STATE COURT LOCATED IN THE STATE OF NEW YORK, WITH EACH PARTY HERETO AGREEING TO SUBJECT MATTER JURISDICTION, PERSONAL JURISDICTION AND VENUE IN SUCH COURT.  EACH OF THE PARTIES HERETO CONSENTS TO THIS JURISDICTION PROVISION IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN.  PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY HERETO ANYWHERE IN THE WORLD.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHTS TO TRIAL BY JURY.

2.6           All notices and other communications hereunder shall be in writing (and shall be deemed given upon receipt) if delivered personally, telecopied (which is confirmed), mailed by registered or certified mail (return receipt requested), or delivered by a national overnight delivery service (e.g., Federal Express) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:	If to Barron, to:

Corgenix Medical Corporation	Barron Partners L.P.
12061 Tejon Street	c/o Barron Capital Advisors LLC
Westminster, Colorado 80234	730 Fifth Avenue
Attention: Chief Financial Officer	9th Floor
Facsimile: (303) 252-9212	New York, New York
Facsimile: (646) 607-2223
With a copy to:	Attn: Andrew Barron Worden

Otten, Johnson, Robinson, Neff & Ragonetti, P.C.	With a copy to:
950 17th Street, Suite 1600	John H. Heuberger
Denver, Colorado 80202	DLA Piper Rudnick Gray Cary US LLP
Facsimile: (303) 825-6525	203 North LaSalle Street, Suite 1900
Attn: Robert Attai, Esq.	Chicago, Illinois 60601
Facsimile: (312) 630-5322

If to the Escrow Agent:

Epstein, Becker & Green, P.C.
150 N. Michigan Avenue, Suite 3500
Chicago, Illinois 60601
Facsimile: (312) 845-1998 Attn. Stephen R. Drake, Esq.

2.7           By signing this Agreement, the Escrow Agent becomes a party hereto only for the purpose of this Agreement; the Escrow Agent does not become a party to the Transaction Documents.

2.8           Each party acknowledges and agrees that this Agreement shall not be deemed prepared or drafted by any one party.  In the event of any dispute between the parties concerning this Agreement, the parties agree that any rule of construction, to the effect that any ambiguity in the language of the Agreement is to be resolved against the drafting party, shall not apply.

2.9           This Agreement may be executed in counterparts, each one of which will constitute an original and all of which taken together will constitute one document.  This Agreement may be executed by delivery of a signed signature page by fax to the other parties hereto and such fax execution and delivery will be valid in all respects.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CORGENIX MEDICAL CORPORATION

By:	/s/ Douglass T. Simpson
Douglass T. Simpson, Chief Executive Officer

BARRON PARTNERS L.P.

By:	Barron Capital Advisors LLC,
General Partner

By:	/s/ Andrew Barron Worden
Andrew Barron Worden
Managing Member

ESCROW AGENT:

EPSTEIN BECKER & GREEN, P.C.

By:

/s/ Stephen R. Drake

Stephen R. Drake, Partner